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                                                                    Exhibit 10.2





                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made and entered into as of July 1, 1999 (the "Effective Date"), by and between THE ROSE GROUP CORPORATION OF NEVADA, a Nevada corporation (the "Company") and SHELDON R. ROSE, an individual ("Employee").

         WHEREAS, the Employee has expertise in the field of sales and distribution of prenatal and postpartum products and services;

         WHEREAS, the Company and the Employee acknowledge that the Employee's expertise, abilities and services are unique and essential to the success of the Company;

         WHEREAS, in light of the foregoing, the Company desires to employ the Employee as its President and Chief Executive Officer and the Employee desires to accept such employment upon the terms and conditions contained in this Agreement; and

         WHEREAS, the Company, The Rose Group Corporation, a Delaware corporation, Rosebaby.com of Utah, Inc., a Utah corporation, and all other current and future subsidiaries and affiliates of the Company are hereinafter collectively referred to as the "Rose Group Companies" and individually as a "Rose Group Company".

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

         SECTION 1. EMPLOYMENT AND DUTIES. (a) The Company hereby employs Employee as its President and Chief Executive Officer. In such position, Employee shall have the responsibilities, duties and authority reasonably accorded to, expected of and consistent with such position and will report directly to the Board of Directors of the Company (the "Board") or such person as the Board may direct. Additional or different duties, titles or positions, however, may be assigned to Employee from time to time; provided, that any such changes are consistent and compatible with Employee's experience, background and managerial skills. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph (c) of this Section 1, agrees to devote substantially all of his business time, attention and efforts to promote and further the business and interests of the Company and its affiliates.

         (b) Employee shall faithfully adhere to, execute and fulfill all lawful policies established, promulgated and communicated by the Company.

         (c) Employee shall not, during the term of his employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. If Employee intends to engage in any other business activity, he shall give written notice of such intent to the Board, and the Board shall in good faith determine whether such activity will interfere with Employee's duties and responsibilities hereunder, and Employee agrees to accept such a determination by the Board. The foregoing limitations shall not be construed as prohibiting Employee from making personal


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investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 3 hereof.

         SECTION 2. COMPENSATION. For all services rendered by Employee, the Company shall compensate Employee as follows:

         (a) BASE SALARY. The base salary payable to Employee shall be $120,000 per year; provided, however, that (i) when Sales (as defined below) in any fiscal year of the Company reach or exceed $50,000,000, the base salary payable to Employee shall be automatically increased to $180,000 per year, (ii) when Sales in any fiscal year of the Company reach or exceed $100,000,000, the base salary payable to Employee shall be automatically increased to $240,000 per year, and (iii) each time when Sales in any fiscal year of the Company reach or exceed any integral multiple of $50,000,000 in excess of $100,000,000, the base salary payable to Employee shall be automatically increased by an additional $30,000 per year. "Sales" as used in the preceding sentence shall mean the Sales of the Company in any fiscal year as set forth on the Company's Consolidated Statement of Operations for such fiscal year as audited by the Company's independent auditor in accordance with generally accepted auditing standards. The base salary shall be payable to Employee on a regular basis in accordance with the Company's standard payroll procedures. In addition to the automatic adjustments to the base salary described above, the base salary may be increased by the Board at any time, in its discretion, in light of Employee's position, responsibilities, performance and other relevant factors.

         (b) AUTOMOBILE. The Company will furnish to Employee, without cost to Employee, a Company-owned or leased current model automobile commensurate with his position as President. The monthly payment to be made by the Company for such automobile shall not be in excess of $1,000.00. The Company shall reimburse Employee for all expenses incurred in the business and personal use of such automobile including, but not limited to, fuel, insurance and maintenance and repair expenses. All reimbursable expenses for such automobile shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement and in a format and manner consistent with the Company's expense reporting policy.

         (c) INSURANCE. Employee shall be eligible to participate in the health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time to the extent that such benefits are provided to other executives of the Company similarly situated.

         (d) VACATION. Employee shall be entitled to three (3) weeks paid vacation per year.

         (e) REIMBURSEMENT. Employee shall be entitled to reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his duties pursuant to this Agreement and in accordance with the Company's policies. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement and in a format and manner consistent with the Company's expense reporting policy.

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         (f) OTHER BENEFITS. The Company shall provide to Employee all other benefits as may be available to all employees of the Company from time to time.

         SECTION 3. NON-COMPETITION AGREEMENT. (a) Employee recognizes that the Company's willingness to enter into this Agreement, including the compensation arrangements set forth in Section 2 above, is based in material part on Employee's agreement to the provisions of this Section 3 and that Employee's breach of the provisions of this Section 3 could materially damage the Company. Employee will not, during the period of employment by or with the Company, and for a period of one (1) year immediately following the termination of his employment under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

                  (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, whether paid or unpaid, in any business in direct competition with the Company or any current or future Rose Group Company;

                  (ii) call upon any person who is, at that time, an employee of the Company or any of the other Rose Group Companies for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any such Rose Group Company;

                  (iii) call upon any person or business entity which is, at that time, or which has been, within two (2) years prior to that time, a customer of the Company or any of the other Rose Group Companies for the purpose of soliciting or selling products or services in competition with the Company or any of the other Rose Group Companies;

                  (iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor, which candidate was, to Employee's knowledge after due inquiry of the company approached, either called upon by the Company or any of the other Rose Group Companies or for which the Company or any of the other Rose Group Companies has made an acquisition analysis, for the purpose of acquiring such entity; or

                  (v) voluntarily testify as an expert witness for an adverse party to the Company or any of the other Rose Group Companies in litigation or arbitration.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than two percent (2%) of the capital stock of any competing business whose stock is traded on a national securities exchange or on an over-the-counter or similar market.

         (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants of paragraph (a) of this
Section 3, and because of the immediate and irreparable damage that could be caused to the Company for which they would have no other adequate remedy, Employee agrees that the covenants of paragraph (a) of this Section 3 may be enforced by the Company in the event of breach by Employee by injunctions, restraining orders



                                      -3-
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and orders of specific performance issued by a court. Employee further agrees to waive any requirement for the Company's securing or posting of any bond in connection with such remedies.

         (c) It is agreed by the parties that the foregoing covenants in this
Section 3 impose a reasonable restraint on Employee in light of the activities and business of the Rose Group Companies on the Effective Date and the current plans of the Rose Group Companies; but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Rose Group Companies, throughout the term of the employment of Employee under this Agreement. For example, if, during the term of this Agreement, a Rose Group Company engages in new and different activities or enters a new business in addition to or other than the activities or business it currently engages in, then Employee will be precluded from soliciting the customers or employees of such new activities and business or from directly competing with such new activities or business during the term of the covenants of this Section 3.

         It is further agreed by the parties hereto that, if Employee shall cease to be employed by the Company and shall enter into a business or pursue other activities not in competition with a Rose Group Company, or shall engage in potentially competitive activities or businesses which do not violate paragraph (a) of this Section 3, Employee shall not be chargeable with a violation of this Section 3 if a Rose Group Company shall thereafter enter the same, similar or a competitive business or course of activities.

         (d) The covenants contained in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or other restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

         (e) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against a Rose Group Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one (1) year following termination of employment stated at the beginning of this Section 3, during which the agreements and covenants of Employee made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 3.

         SECTION 4. TERM; TERMINATION; RIGHTS ON TERMINATION. The initial term of this Agreement shall begin on the Effective Date and continue for five (5) years (the "Initial Term") unless terminated sooner as herein provided. After the Initial Term, this Agreement shall continue thereafter on a year-to-year basis (each such year is referred to herein as a "Renewal Term") on the same terms and conditions contained herein in effect as of the time of renewal unless the Company gives written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or the then current Renewal Term, as the case may be. If this Agreement is not renewed prior to the end of the Initial Term or any subsequent Renewal Term, then Employee shall become an employee at-will at the expiration of the term of the Agreement. If the Agreement is not renewed,



                                      -4-
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this Agreement shall expire; provided, however, Employee's obligations under
Sections 3, 6, 7, 8 and 9 and all rights and liabilities which have accrued hereunder to either party prior to such expiration shall survive. Non-renewal of this Agreement shall not be "Good Reason" for Employee to terminate employment under paragraph (d) of this Section 4 nor shall it be considered a termination without "Good Cause" by the Company.

         During the Initial Term or subsequent Renewal Terms, this Agreement and Employee's employment may be terminated in any one of the following ways:

         (a) DEATH. The death of Employee shall immediately terminate this Agreement with no severance compensation due Employee's estate.

         (b) DISABILITY. If, as a result of a long-term incapacity or disability from which Employee is not reasonably likely to continue to full employment, as such concept is defined in the insurance programs, from time to time, maintained by the Company ("Long-Term Disability") due to physical or mental illness or injury, and Employee shall have been absent from his full-time duties hereunder for three (3) consecutive months, then, the Company may terminate Employee's employment hereunder. The Company shall give Employee thirty (30) days advance written notice of such termination. Such notice may be given before or after the end of such three (3) month period; provided, however, that if such notice is given before the expiration of such three (3) month period, the termination of this Agreement shall not be effective until the last day of such three (3) month period; and provided, further, however, such termination shall not be effective if Employee is able to resume his full-time duties at the conclusion of such thirty (30) day notice period.

         If Employee shall have been absent from his full-time duties hereunder for six (6) consecutive months as a result of a short-term incapacity or disability from which Employee is reasonably likely to continue to full employment, as such concept is defined in the insurance programs, from time to time, maintained by the Company ("Short-Term Disability") due to physical or mental illness or injury, then the Company may terminate Employee's employment hereunder. The Company shall give Employee thirty (30) days advance written notice of such termination. Such notice may be given before or after the end of such six (6) month period; provided, however, that if such notice is given before the expiration of such three (3) month period, the termination of this Agreement shall not be effective until the last day of such six (6) month period; and provided, further, however, such termination shall not be effective if Employee is able to resume his full-time duties at the conclusion of such thirty (30) day notice period.

         For purposes of the foregoing paragraphs, if the Company does not have an insurance program which includes a definition of long-term disability or short-term disability, such terms shall have the meanings generally ascribed to them by the insurance industry.

         During such three (3) month or six (6) month period, the Company shall pay to Employee his base salary amount hereunder net of any disability insurance payments under policies maintained by the Company which are received by Employee; provided, however, that such payments shall be netted only to the extent that the premiums for such insurance are borne by the Company and are not paid or reimbursed by the Employee.

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         (c) GOOD CAUSE. The Company may terminate this Agreement ten (10) days after written notice to Employee for "Good Cause," which shall be limited to:
(i) Employee's breach of any material provision of this Agreement (continuing for ten (10) days after receipt of written notice of need to cure); (ii) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities; (iii) Employee's dishonesty, fraud or willful misconduct with respect to the business or affairs of the Company or any other Rose Group Company which materially and adversely affects the operations or reputation of the Company or any other Rose Group Company; (iv) Employee's conviction of a felony crime; or (v) Employee's violation of the Company's substance abuse policy that would result in discharge under such policy as applied to the Company's employees generally. In the event of a termination for Good Cause, as enumerated above, Employee shall have no right to any severance compensation but shall receive all compensation due and payable through the effective date of termination.

         (d) WITH OR WITHOUT GOOD REASON OR WITHOUT GOOD CAUSE. At any time, either Employee, with or without Good Reason (as defined below), or the Company, without Good Cause, may terminate this Agreement and Employee's employment. Any such termination by Employee or the Company shall be effective thirty (30) days after written notice of such termination is provided to the other party.

         Should this Agreement be terminated by the Company without Good Cause or by Employee with Good Reason, Employee shall receive from the Company an amount equal to two hundred percent (200%) of the base salary then in effect for the greater of (i) the time period remaining under the Initial Term or the current Renewal Term of this Agreement, or (ii) one (1) year. Such amount, in all cases, shall be paid in equal monthly payments on the last regular payday of each month for all Company employees. If Employee resigns or otherwise terminates his employment without Good Reason, Employee shall receive no severance compensation, but shall be entitled to reimbursement for all reasonable business expenses incurred prior to the date of resignation or termination as provided in Section 2 hereof. Employee shall be deemed to have "Good Reason" to terminate this Agreement and employment hereunder upon the occurrence of any of the following events:

                  (i) (A) Employee is requested to take on duties materially inconsistent with Employee's experience and abilities, or (B) Employee is requested to move his work location to an area outside a 100-mile radius of Employee's present work location, and any such request by the Company, is not withdrawn within five (5) business days after written notice from Employee that he is unwilling to accept such proposed changes in duties or to accept such move. Employee's failure to respond within five (5) business days after receiving notification of any such proposed change in Employee's duties or work location shall be deemed an acceptance of such change by Employee; or

                  (ii) the Company breaches any material provision of this Agreement (continuing for ten (10) business days after receipt of written notice from Employee of the need to cure); or

                  (iii) any merger in which the Company is not the surviving corporation and in which the stockholders of the Company will own less than 50% of the voting securities of

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         the merged entity upon the effectiveness of the merger, or any consolidation, sale of substantially all of the assets of the Company, or Change of Control (as defined below) of the Company, provided that Employee has not approved the transaction by voting for it either as a director or stockholder. For purposes of the preceding sentence, a "Change of Control" shall be presumed to have occurred if within any twelve (12) month period a single person or entity, or related group of persons or entities, acquires 50% or more of the outstanding voting stock of the Company.

         Upon termination of this Agreement for any reason provided in (a) through (d) above, Employee shall be entitled to receive all compensation earned and/or accrued and all benefits and reimbursements due and/or accrued through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under Sections 3, 5, 6, 7 and 8 hereof, and the Company's obligations with respect to severance payments, if any, and indemnification under Section 13 below, shall survive such termination in accordance with their terms if the Agreement is terminated pursuant to (a) through (d) above.

         SECTION 5. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of any Rose Group Company, their representatives, vendors or customers which pertain to the business of any Rose Group Company shall be and remain the property of the Rose Group Companies, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Rose Group Companies which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

         SECTION 6. INVENTIONS. Employee shall disclose promptly to the Company any and all conceptions, designs, inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment and which are directly related to the then current business or activities of the Company and which Employee conceives as a result of his employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

         SECTION 7. TRADE SECRETS. Employee agrees that he will not, during or after the term of this Agreement with the Company, disclose the specific terms of any Rose Group Company's relationships or agreements with their significant vendors or customers or any other significant and material trade secret of a Rose Group Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except in pursuit of the Company's business (e.g. interaction with outside auditors and consultants

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engaged by the Company) or with lenders or potential lenders consistent with policies of the Company.

         SECTION 8. CONFIDENTIALITY. (a) Employee acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Employee further acknowledges and agrees that Employee owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws, and that unauthorized disclosure or unauthorized use of the Confidential Information could irreparably injure the Company.

         (b) Both during the term of Employee's employment and after the termination of Employee's employment for any reason (including wrongful termination), Employee shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Employee. Employee shall not, at any time (either during or after the term of Employee's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Board, or permit any other person to do so except for the benefit of the Company. In the event Employee is requested or required by law to disclose any Confidential Information, Employee will provide the Company with immediate written notice of any such request or requirement so that the Company may seek an appropriate protective order or seek with Employee's cooperation to narrow the request or demand or waive Employee's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Employee is, in the opinion of his counsel, compelled to disclose Confidential Information, Employee may disclose only that portion of the Confidential Information which Employee's counsel advises Employee in writing that Employee is compelled to disclose and Employee will exercise his or her best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Employee will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Employee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Employee.

         (c) Upon the termination of Employee's employment with the Company for any reason, and upon written request of the Company at any other time, Employee shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Employee shall certify to the Company in writing that all such materials have been returned.

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         (d) As used in this Agreement, the term "Confidential Information"
shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Company and whether or not developed by Employee) that is not generally known to the public and has been generally treated by the Company as confidential information. Confidential Information includes, but is not limited to, the following: all trade secrets of the Company; all information that the Company has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; all nonpublic information concerning the Company's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all Company business records and plans; all Company personnel files; all financial information of or concerning the Company; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company; and all data and all computer system passwords and user codes.

         "Confidential Information" shall not include information which (i) is in the public domain to such an extent as to be readily available to competitors of the Rose Group Companies, (ii) becomes generally known to the public other than by disclosure by Employee, or (iii) is received by Employee, outside his capacity as an employee of the Company, from a third party which was under no legal obligation of confidentiality with a Rose Group Company with respect to such information.

         SECTION 9. NO PRIOR AGREEMENTS. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any loss or damage, including, but not limited to, attorneys' fees and expenses of investigation, the Company may incur based upon or arising out of any breach of this Section 9.

         SECTION 10. ASSIGNMENT; BINDING EFFECT. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         SECTION 11. RELEASE. Notwithstanding anything in this Agreement to the contrary, Employee shall not be entitled to receive any severance payments pursuant to Section 4 of this Agreement unless Employee has executed (and not revoked) a general release of all claims Employee may have against the Company and its affiliates relating to Employee's employment hereunder, other than claims for unpaid compensation amounts required to be paid by the Company pursuant to Section 2 hereof, in a form of such release reasonably acceptable to the Company.

         SECTION 12. INDEMNIFICATION. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative

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or investigative (other than an action by the Company against Employee), by reason of the fact that he is or was performing services in good faith under this Agreement, then the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, he may engage separate counsel and the Company shall pay all reasonable attorneys' fees and reasonable expenses of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct nor performed criminal and fraudulent acts which materially damage the business of the Company.

         SECTION 13. COMPLETE AGREEMENT. Except as expressly set forth herein, this Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, by and between the Company and Employee. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by Employee and a duly authorized officer of the Company, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

         SECTION 14. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         TO THE COMPANY:
                              The Rose Group Corporation of Nevada
                              2073 Porter Lake Drive
                              Suite E
                              Sarasota, Florida 34240

         WITH A COPY TO:
                              Robert H. Jaffe, Esq.
                              c/o Robert H. Jaffe & Associates, P.A.
                              8 Mountain Avenue
                              Springfield, New Jersey 07081

         TO EMPLOYEE:
                              Sheldon R. Rose
                              8990 Wembley Court
                              Sarasota, Florida 34238

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

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent by first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

         SECTION 15. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         SECTION 16. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration; provided, however, the Company shall be entitled to bring an action to enforce its rights under Sections 3, 5, 6, 7 and 8 hereof. The arbitration shall be held at a location mutually agreed upon by the Company and Employee and shall be conducted before a panel of three (3) arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect. Unless both parties agree otherwise, the arbitrators will be those provided by the AAA. The arbitrators shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back pay, severance compensation, reimbursement of legal fees and costs, including those incurred to enforce this Agreement, and interest thereon. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The AAA fees and all direct expenses (e.g., room rental for a location to conduct the proceedings, reimbursement of arbitrators' per diems and out-of-pocket expenses) of any arbitration proceeding shall be borne evenly by the parties pending a final determination by the arbitrators as to how the costs shall be borne between the parties.

         SECTION 17. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Nevada, without regard to its conflicts of laws provisions.

         SECTION 18. COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.


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




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





                                            THE ROSE GROUP CORPORATION OF NEVADA


                                            By: /s/ Mark C. Nicholas
                                                -------------------------
                                                Name: Mark C. Nicholas
                                                Title: Vice President-Operations


                                            /s/ Sheldon R. Rose
                                            --------------------------
                                            SHELDON R. ROSE


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